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                                                                     EXHIBIT 4.2

                           FIFTH AMENDED AND RESTATED

                            INVESTOR RIGHTS AGREEMENT

      FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") made as of September 21, 2005 (the "Effective Date") by and among (i) PTC Therapeutics, Inc., a Delaware corporation (the "Company"), (ii) the persons identified on the signature page of this Agreement as Founders (the "Founders"),
(iii) those Holders of shares of Series A Stock and Series B Stock (each as defined below) of the Company listed on Exhibit A attached hereto (the "Series A and Series B Investors"), (iv) those Holders of shares of Series C Stock (as defined below) of the Company listed on Exhibit B attached hereto (the "Series C Purchasers"), (v) the Holders of shares of Series D Stock (as defined below) of the Company listed on Exhibit C attached hereto (the "Series D Purchasers"),
(vi) those Holders of Series E Stock (as defined below) of the Company listed on Exhibit D attached hereto (the "Series E Purchasers"), (vii) the purchasers of Series E-2 Stock (as defined below) of the Company listed on Exhibit E attached hereto (the "Series E-2 Purchasers") and (viii) the holders of warrants to purchase Preferred Stock and/or Common Stock of the Company listed on Exhibit F attached hereto (the "Warrant Purchasers"). The Series A and Series B Investors, the Series C Purchasers, the Series D Purchasers, the Series E Purchasers and the Series E-2 Purchasers may be referred to herein individually as an "Investor" and collectively as the "Investors." The Founders and the Investors may be referred to herein individually as a "Stockholder" and collectively as the "Stockholders."

      WHEREAS, the Company proposes to issue and sell up to an aggregate of 4,132,232 shares of Series E-2 Convertible Preferred Stock, par value $.001 per share (the "Series E-2 Stock"), to the Series E-2 Purchasers pursuant to that certain Subscription Agreement dated as of the date hereof among the Company and the Series E-2 Purchasers (the "Subscription Agreement");

      WHEREAS, in connection with their respective purchases of shares of the Series C Stock, the Series D Stock, the Series E Stock and the Series E-2 Stock, the Series C Purchasers, the Series D Purchasers, the Series E Purchasers and the Series E-2 Purchasers have requested that the Company extend to them registration rights and certain other rights and covenants as set forth herein, and the Series C Purchasers, the Series D Purchasers, the Series E Purchasers and the Series E-2 Purchasers have requested that the Founders enter into certain restrictions on the transfer of Common Stock (as hereinafter defined) owned or controlled by such Founders;

      WHEREAS, in connection with their purchase of certain warrants, the Warrant Purchasers have requested that the Company extend to them registration rights as set forth herein;

      WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company that the Company enter into this Agreement; and

      WHEREAS, the Company and the holders of two-thirds of the outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share (the

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"Series A Stock"), the Company's Series B Convertible Preferred Stock, par value
$.001 per share (the "Series B Stock"), the Company's Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Stock"), the holders of the Company's Series D Convertible Preferred Stock, par value $.001 per share (the "Series D Stock") and the Company's Series E Convertible Preferred Stock, par value $.001 per share (the "Series E Stock") (the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E Stock and the Series E-2 Stock, collectively being referred to herein as the "Preferred
Stock") have consented to the terms of this Agreement and the amendment and restatement of that certain Fourth Amended and Restated Investor Rights Agreement, dated as of December 17, 2003, among the Company and the Investors named therein (the "Fourth Amended Rights Agreement"), which amended and restated that certain Third Amended and Restated Investor Rights Agreement, dated as of August 17, 2001, among the Company and the Investors named therein (the "Third Amended Rights Agreement"), which amended and restated that certain Second Amended and Restated Investor Rights Agreement dated as of May 26, 2000 among the Company and the Investors named therein (the "Second Amended Rights Agreement") which amended and restated that certain Amended and Restated
Investor Rights Agreement dated as of February 9, 2000 among the Company and the Investors named therein (the "Amended Rights Agreement"), which amended and restated that certain Investor Rights Agreement dated as of August 19, 1998 among the Company and the Series A and Series B Investors named therein (the "Original Rights Agreement"), as set forth herein and have evidenced such consent by executing and delivering either (i) an omnibus signature page in the form attached hereto as Exhibit H-1 or (ii) a written consent of stockholders in the form attached hereto as Exhibit H-2 to this Agreement.

      NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto amend and restate in its entirety the Third Amended Rights Agreement and covenant and agree as follows:

1.    GENERAL PROVISIONS

1.1. SHARES SUBJECT TO THIS AGREEMENT. The Stockholders expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the "Shares").

1.2. NO PARTNERSHIP RELATIONSHIP. Notwithstanding, but not in limitation of, any other provision of this Agreement, the parties understand and agree that the creation, management and operation of the Company shall not create or imply a general partnership between or among the Stockholders and shall not make any Stockholder the agent or partner of any other Stockholder for any purpose.

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1.3. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

      "Additional Closing Date" shall have the meaning assigned to such term in the Subscription Agreement.

      "Affiliate" has the meaning ascribed to that term in Rule 12b-2 under the Exchange Act, or any successor rule.

      "Commission" shall mean the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

      "Common Stock" shall mean (i) the common stock, $.001 par value per share, of the Company, (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

      "Company Stock Option Plan" shall mean the Company's 1998 Employee, Director and Consultant Stock Option Plan (as amended from time-to-time); or such other arrangements, contracts, or plans as are recommended by management and approved by the Board of Directors or compensation committee established by the Board of Directors.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

      "Holder" shall mean the Investors and Warrant Purchasers holding Registrable Securities or securities convertible into Registrable Securities and any person holding such securities to whom the rights under this Agreement have been transferred in accordance with Section 4.12 hereof.

      "Initial Closing Date" shall have the meaning assigned to such term in the Subscription Agreement.

      "Initial Public Offering" shall mean either (i) the first underwritten public offering of Common Stock of the Company, offered on a firm commitment basis pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent with net proceeds to the Company of not less than $50,000,000 and a per share price of not less than an amount equal to two times the Adjusted Series E-2 Price (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) or (ii) any other public offering upon the written election of the

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Company and Holders of at least sixty-six and two-thirds percent (66 2/3 %) of the outstanding shares of Preferred Stock, on an as-converted basis.

      "Person" means an individual, corporation, company, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

      "Registrable Securities" shall mean any (i) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Stock; (ii) shares of Common Stock issued or issuable pursuant to the exercise of the Warrants (and the conversion of any Preferred Stock issued or issuable pursuant thereto) pursuant to the terms set forth therein and (iii) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Stock, the exercise of the Warrants or the exercise or conversion of any warrant, right or other security issued in exchange for or in replacement of the Preferred Stock or issued with respect to the Preferred Stock or issued upon any stock split, stock dividend or other distribution, recapitalization, reorganization, merger, consolidation, sale of assets or similar event. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been sold as permitted by Rule 144 (or any successor provision) under the Securities Act and the purchaser thereof does not receive "restricted securities" as defined in Rule 144, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not, in the opinion of counsel for the holders, require registration of them under the Securities Act or (d) they shall have ceased to be outstanding.

      "Registration Expenses" shall mean the expenses so described in Section
4.7.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

      "Selling Expenses" shall mean the expenses so described in Section 4.7.

      "Subsidiary" or "Subsidiaries" shall mean any corporation, partnership, trust or other entity of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of any class of equity security of such corporation, partnership, trust or other entity.

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      "Warrants" shall mean those certain warrants to purchase capital stock issued by the Company to the Warrant Purchasers listed on Exhibit E attached hereto.

2.    PERCENTAGE MAINTENANCE RIGHTS

2.1. NOTICE OF NEW ISSUANCE. Except with respect to "Exempt Issuances" as defined in Section 2.3, in the event that the Company issues any (i) shares of Common Stock, (ii) warrants, options or other rights to purchase Common Stock (collectively, "Rights"), or (iii) any debentures or other securities convertible into or exchangeable for shares of Common Stock (collectively, "Convertible Securities"), the Company will deliver to those Investors then holding more than half of one percent (0.5%) of the shares of the Preferred Stock (each a "Qualified Stockholder") a notice (the "Offer Notice") upon the completion of such issuance (the "New Issuance"), stating the price and other terms and conditions thereof.

2.2. RIGHT TO PURCHASE SHARES, RIGHTS OR CONVERTIBLE SECURITIES. In the event of a New Issuance (other than an Exempt Issuance), any Qualified Stockholder shall have the right to purchase such number of shares of Common Stock, Rights or Convertible Securities at the price and on the terms upon which the New Issuance was made, such price to be paid in full in cash or by check at the time of issuance of such securities to such Qualified Stockholders so that, after giving effect to the issuance to the Qualified Stockholders and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such Rights and Convertible Securities, each Qualified Stockholder who exercises such right will continue to maintain its same proportionate ownership of Common Stock as of the date immediately preceding the New Issuance, treating each Qualified Stockholder, for the purpose of such computation, as the Holder of the number of shares of Common Stock which would be issuable to it upon conversion, exercise and exchange of all Rights and Convertible Securities held by it on the date immediately preceding the New Issuance and assuming the like conversion, exercise and exchange of all such securities held by other persons. The rights set forth in this Article 2 shall be exercised by the Qualified Stockholders, if at all, by written notice to the Company delivered not later than thirty (30) days after the receipt by the Investors of the Offer Notice in accordance with the terms and conditions stated therein, and such right shall expire with respect to a Qualified Stockholder at the end of the thirtieth day after the day of the receipt by such Qualified Stockholders of the Offer Notice. The Company shall, promptly following the expiration of such thirty (30) day period, notify all Qualified Stockholders who have exercised their purchase rights under this Section 2.2 of the aggregate number of shares of Common Stock, Rights and Convertible Securities to be issued pursuant to this Section 2.2, and afford each Qualified Stockholder the opportunity to adjust the number of such securities it purchases under this
Section 2.2 in order to conform its proportionate ownership after the New Issuance and the exercise of rights under this Section 2.2 to its proportionate ownership as of the date immediately preceding the New Issuance.

2.3. EXEMPT ISSUANCES. The issuances referred to in Section 2.1 which will not give the Investors the rights described in Section 2.2 (the "Exempt Issuances") are issuances in which shares of Common Stock or Rights or Convertible Securities of the Company are

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issued or deemed issued (i) as a dividend or distribution payable pro rata to all holders of Common Stock or other securities of the Company; (ii) up to 2,326,008 shares of Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock), including Options therefor, pursuant to the Corporation's 1998 Employee Director and Consultant Stock Option Plan (as amended from time-to-time); and shares of Common Stock or Options therefor in excess of such 2,326,008 shares that are issued pursuant to the Corporation's 1998 Employee, Director and Consultant Stock Option Plan (as amended from time-to-time), or such other arrangements, contracts, or plans that are recommended by management and approved by the Board of Directors or compensation committee established by the Board of Directors, upon written consent of the holders of a majority of the Preferred Stock; (iii) upon conversion or exercise of any Rights (including shares issued in connection with any subsequent conversion of the shares issued upon the exercise of such Rights) or Convertible Securities outstanding on the date hereof; (iv) as up to 4,132,232 shares of Series E-2 Stock in connection with the Subscription Agreement (including shares issued in connection with any subsequent conversion of such Series E-2 Stock); (vi) as up to that number of shares equal to 1% of the aggregate number of shares (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series E-2 Stock pursuant to the Subscription Agreement) measured as of the date of the latest issuance of Series E-2 Stock issued after the date hereof, in each case, in accordance with the terms of the Subscription Agreement, to institutional lenders in connection with the establishment or maintenance by the Company of credit facilities, including equipment lease facilities, approved in each case by a majority of the Board of Directors of the Company; (vii) pursuant to a registered public offering, the closing of which is on or after the date hereof; (viii) as up to that number of shares equal to 1% of the aggregate number of shares (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series E-2 Stock pursuant to the Subscription Agreement) measured as of the date of the latest issuance of Series E-2 Stock issued after the date hereof, in each case, in accordance with the terms of the Subscription Agreement in connection with the sale of Common Stock or Convertible Securities of the Company to any licensor of technology or patent rights to the Company or to any collaborative partner or licensee with respect to the development or commercialization of products; or (ix) as up to that number of shares equal to 4% of the aggregate number of shares (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) of outstanding Common Stock on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series E-2 Stock pursuant to the Subscription Agreement) measured as of the date of the latest issuance of Series E-2 Stock issued after the date hereof, in each case, in accordance with the terms of the Subscription Agreement in connection with the acquisition by the Company of another business entity by merger,

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purchase of all or substantially all of its assets or acquisition of all or substantially all of the equity interest of such business entity.

3.    RESTRICTIONS ON TRANSFER

3.1. NON-COMPLYING TRANSFERS PROHIBITED. No Founder may sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Shares owned by such Founder, or any right or interest therein, whether voluntarily or involuntarily, by operation of law or otherwise, except in accordance with this Agreement. Notwithstanding the foregoing, a Founder may transfer any or all of his Shares (i) to his spouse or children or to a trust established for the benefit of his spouse, children or himself, or (ii) under his will (each such transferee, a "Permitted Transferee"); provided that such Shares shall remain subject to this Agreement and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. The restrictions on the transfer of shares by the Founders are in addition to, and not in lieu of, any restrictions on such Shares contained in each of the Stock Restriction Agreements between the Founders and the Company dated August 19, 1998.

3.2.  RIGHTS OF FIRST REFUSAL ON VOLUNTARY TRANSFERS.

      3.2.1. RIGHT OF FIRST REFUSAL OF THE COMPANY. Except in cases explicitly permitted by Section 3.1, any Founder who intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any Shares (the "Selling Stockholder") shall, prior to any such transfer, give written notice (the "Selling Stockholder's Notice") of such intention to the Company and to each Qualified Stockholder. The Selling Stockholder's Notice shall include the name of the proposed transferee, the proposed purchase price per Share, the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of a binding written agreement of the proposed transferee to purchase such Shares from the Selling Stockholder. The Selling Stockholder's Notice shall constitute a binding offer by the Selling Stockholder to sell to the Company all or any part of such number of Shares (the "Offered Shares") then owned by the Selling Stockholder as are proposed to be sold in the Selling Stockholder's Notice at the monetary price per Share designated in the Selling Stockholder's Notice, payable as provided in Section 3.2.3 hereof. Not later than thirty (30) days after receipt of the Selling Stockholder's Notice, the Company shall deliver written notice (the "Company Notice") to the Selling Stockholder stating whether the Company has accepted the offer stated in the Selling Stockholder's Notice (in whole or in part). The closing of any purchase of the Offered Shares by the Company shall take place on the later of (i) fifteen (15) days after the end of the thirty (30) day period set forth above and (ii) the date on which the Buying Stockholders (as hereinafter defined in Section 3.2.2) consummate any purchase of Offered Shares pursuant to Section 3.2.2 below.

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      3.2.2. RIGHT OF FIRST REFUSAL OF THE STOCKHOLDERS. If the Company does not accept the offer to purchase all of the Offered Shares within the thirty
      (30) day period provided in Section 3.2.1, no later than the end of such thirty (30) day period the Company shall give notice (the "Second Company Notice") of that fact to each Qualified Stockholder, and each Qualified Stockholder shall have the right to purchase all or any part of its Proportionate Percentage (as defined below) of the Offered Shares not purchased by the Company (the "Remaining Shares"), at the monetary price per Share designated in the Selling Stockholder's Notice, payable as provided in Section 3.2.3. Not later than fifteen (15) days after delivery of the Second Company Notice, each Qualified Stockholder shall deliver to the Company, the other Qualified Stockholders and the Selling Stockholder a written notice stating whether such Qualified Stockholder has accepted the offer stated in the Selling Stockholder's Notice with respect to its Proportionate Percentage of the Remaining Shares. Promptly following the expiration of such fifteen (15) day period, the Company shall notify each Qualified Stockholder that has exercised its rights under this Section
      3.2.2 (each a "Buying Stockholder") of the number of Remaining Shares (if any) that other Qualified Stockholders have not elected to purchase. If one or more of the Qualified Stockholders elects not to purchase all of the Remaining Shares which it is entitled to purchase pursuant to this
      Section 3.2.2, the Buying Stockholders, by written notice to the Company and the Selling Stockholder within five (5) days after the delivery of the Company's notice pursuant to the proceeding sentence, may elect to purchase all or a part of such unpurchased Remaining Shares without the consent of any non-purchasing Qualified Stockholders, pro rata between or among them or in such other manner as they may agree. The closing of any purchase of the Remaining Shares by the Buying Stockholders shall take place no later than fifteen (15) days after the end of the fifteen (15) day period set forth above. As used in this Section 3.2.2, "Proportionate Percentage" shall mean with respect to each Qualified Stockholder a fraction, the numerator of which is the number of Shares owned by such Qualified Stockholder (calculated on a fully diluted basis), and the denominator of which is the total number of Shares owned by all the Qualified Stockholders (calculated on a fully-diluted basis).

      3.2.3. CLOSING. The place for the closing of any purchase and sale described in Section 3.2.1 or Section 3.2.2 shall be the principal office of the Company or at such other place as the parties shall agree. At the closing, the Selling Stockholder shall accept payment on the terms offered by the proposed transferee named in the Selling Stockholder's Notice, provided, however, that the Company and the Buying Stockholders shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Shares proposed to be sold. At the closing, the Selling Stockholder shall deliver to the Company or the Buying Stockholders, as the case may be, in exchange for Shares purchased and sold at the closing, certificates for the number of Shares stated in the Selling Stockholder's Notice, accompanied by duly executed instruments of transfer.

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      3.2.4. TRANSFERS TO THIRD PARTIES. If the Company and the Buying
      Stockholders in aggregate fail to accept the offer stated in the Selling Stockholder's Notice with respect to all of the Offered Shares, they shall not have the right to purchase any Offered Shares, and the Selling Stockholder shall, subject to Section 3.3 herein, be free to sell all, but not less than all, of the Offered Shares to the designated transferee at a price and on terms no less favorable to the Selling Stockholder than described in the Selling Stockholder's Notice, provided, however, that such sale is consummated within ninety (90) days after the giving of the Selling Stockholder's Notice pursuant to Section 3.2.1. As a condition precedent to the effectiveness of a transfer pursuant to this Section 3.2.4, the proposed transferee(s) shall agree in writing prior to such transfer to become a party to this Agreement and shall thereafter be permitted to transfer Shares only in accordance with this Agreement.

3.3.  PARTICIPATION IN SALES.

      3.3.1. TAKE-ALONG RIGHT. In the event that a Founder (the "Offeree") receives a bona fide offer from a third party or parties other than the Company or any other Stockholder (the "Third Party Buyer") to purchase any of the Shares owned by the Offeree (the "Take-Along Shares"), for a specified price payable in cash or otherwise and on specified terms and conditions (the "Offer"), and the Offeree proposes to sell or otherwise transfer the Take-Along Shares to the Third Party Buyer pursuant to the Offer, each Qualified Stockholder shall have the right to sell to the Third Party Buyer, at the same price per Share and on the same terms and conditions as stated in the Offer, up to the number of Shares equal to the Take-Along Shares multiplied by a fraction, the numerator of which is the aggregate number of Shares owned by such Qualified Stockholder (calculated on a fully diluted, as converted to Common Stock basis) and the denominator shall be the aggregate number of Shares held by all stockholders (calculated on a fully-diluted, as converted to Common Stock basis), provided, however, that if the prospective third-party purchaser objects to the delivery of any series of Preferred Stock in lieu of Common Stock, such selling Qualified Stockholder shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in this
      Section 3.3.1. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer; and provided further, that such rights of the Qualified Stockholders granted pursuant to this 3.3.1 shall not apply to the transfer or transfers by a Founder of up to 100,000 Shares in the aggregate (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalization events) (a "Permitted Transfer"), provided that, such Shares transferred pursuant to a Permitted Transfer shall remain subject to this Agreement and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

      3.3.2. NOTICES OF OFFER AND INTENT TO PARTICIPATE. If a Qualified Stockholder wishes to participate in any sale pursuant to Section 3.3.1 it shall notify the

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      Offeree in writing of such intention and the number of Shares it wishes to sell pursuant to this Section 3.3 not later than fifteen (15) days after delivery of the Second Company Notice (as described in Section 3.2.2 above). If the Offeree does not receive such notice from a Qualified Stockholder within such fifteen (15) day period, the Offeree shall be free to consummate the proposed transaction without any obligation to include such Qualified Stockholder's Shares in such transaction. The non-exercise or partial exercise of the rights of any Qualified Stockholder hereunder to participate in one or more sales of Shares made by a Founder shall not adversely affect such Qualified Stockholder's right to participate in subsequent sales of Shares by a Founder.

      3.3.3. SALE OF TAKE-ALONG SHARES. The Offeree and each Qualified Stockholder who has provided timely notice in accordance with Section
      3.3.2 above shall sell to the Third Party Buyer all, or at the option of the Third Party Buyer, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Third Party Buyer than those stated in the Offer, provided, however, that any purchase of less than all of such Shares by the Third Party Buyer shall be made from the Offeree and each Qualified Stockholder pro rata based upon the relative amount of the Shares that the Offeree and such Qualified Stockholder is entitled to sell pursuant to Section 3.3.1. The stock certificate or certificates that the selling Qualified Stockholder delivers to the Offeree pursuant to this
      Section 3.3 shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the transfer notice, and the Offeree shall concurrently therewith remit to such selling Qualified Purchaser that portion of the sale proceeds to which such selling Qualified Purchaser is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a selling Qualified Stockholder exercising its take along rights hereunder, the Offeree shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Offeree shall purchase such shares or other securities from such selling Qualified Stockholder for the same consideration and on the same terms and conditions as the proposed transfer described in the transfer notice.

      3.3.4. PROHIBITED TRANSFERS.

            (a) In the event any Founder should sell any Shares in contravention of the take-along rights of the Qualified Stockholders under Section 3 (a "Prohibited Transfer"), the Qualified Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder shall be bound by the applicable provisions of such option.

            (b) In the event of a Prohibited Transfer, each Qualified Stockholder shall have the right to sell to such Founder the type and number of the Shares equal to the number of shares each Qualified Stockholder would have been entitled to transfer to the third-party transferee(s) under Section 3.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                  (i) The price per share at which the shares are to be sold to such Founder shall be equal to the price per share paid by the third-party transferee(s) to such Founder in the Prohibited Transfer. Such Founder shall also reimburse each Qualified Stockholder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Qualified Stockholder's rights under Section 3.3.4.

                  (ii) Within 45 days after the later of the dates on which the
            Qualified Stockholder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Qualified Stockholder shall, if exercising the option created hereby, deliver to such Founder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                  (iii) Such Founder shall, upon receipt of the certificate or certificates for the shares to be sold by a Qualified Stockholder, pursuant to this Section 3.3.4, pay the purchase price therefor and the amount of reimbursable fees and expenses, as specified in
            Section 3.3.4(b)(i), in cash or by other means acceptable to such Qualified Stockholder.

                  (iv) Notwithstanding the foregoing, any attempt by a Founder to transfer the Shares in violation of this Agreement shall be null and void ab initio and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the owner of such shares without the written consent of a majority in interest of the Qualified Stockholders.

            (c) The Qualified Stockholders, severally but not jointly, will indemnify the Company against all liabilities incurred by the Company relating to tax obligations owed by the Company pursuant to the exercise by such Qualified Stockholders of the option set forth in this Section 3.3.4.

3.4. COMPANY RECORDS. The Company shall not transfer on its books any of the shares of Common Stock held by any Stockholder or Permitted Transferee without first ascertaining compliance with all of the applicable provisions of this Agreement with respect to such transfer. Each Founder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Section 3.3, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been transferred.

3.5. LEGEND-REQUIREMENT. All certificates evidencing Shares subject to Section
3.3 herein shall, during the term of this Agreement, bear such restrictive legends as the Company and the Company's counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including without limitation the following (or a substantially similar legend):

            "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A RIGHT OF CO-SALE BY CERTAIN SHAREHOLDERS OF THE COMPANY, PURSUANT TO AN AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT."

4.    TRANSFER OF REGISTRABLE SECURITIES; REGISTRATION

4.1. RESTRICTIVE LEGEND. Each certificate representing shares of Preferred Stock or Registrable Securities shall, except as otherwise provided in this Section
4.1 or in Section 4.2, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act of 1933 and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required."

      Upon request of a Holder of such a certificate, the Company shall remove the foregoing legend (as well as the legend set forth in Section 4.2 of the Subscription Agreement) from the certificate or issue to such Holder a new certificate therefor free of any transfer legend, if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Company shall have received either the opinion referred to in Section 4.2(i) or the "no-action" letter referred to in Section 4.2(ii).

4.2. NOTICE OF PROPOSED TRANSFER. Prior to any proposed sale, pledge, hypothecation or other transfer of any shares of Preferred Stock or Registrable Securities (other than under the circumstances described in Section 4.3, 4.4 or 4.5), the Holder thereof shall give written notice to the Company of its intention to effect such sale, pledge, hypothecation or other transfer. Each such notice shall describe the manner of the proposed sale, pledge, hypothecation or other transfer and, if requested by the Company shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Company stating that that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or
(ii) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for (x) a distribution to one or more partners of the transferor (in the case of a transferor that is a partnership), stockholders (in the case of a transferor that is a corporation) or members (in the case of a transferor that is a limited liability company) in each case in respect of the beneficial interest of such partner, stockholder or member or (y) Affiliates, except in the case of clause (y), as the Company shall otherwise reasonably request. Each certificate for Preferred Stock or Registrable Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 4.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel or "no-action" letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act or that such legend is not required to establish compliance with any provisions of the Securities Act. Notwithstanding any other provision hereof, the restrictions provided for in this Section 4.2 shall not apply to securities which are not required to bear the legend prescribed by Section 4.1 in accordance with the provisions of that Section. If the Company does not accept an opinion of counsel required hereby signed by the original Holder's counsel, the Company will pay the reasonable fees and disbursements of other counsel in connection with all opinions rendered by them pursuant to this Section 4.2.

4.3.  REGISTRATION ON FORM S-1.

            (a) If at any time, Holders of more than 20% of the outstanding shares of Registrable Securities request that the Company file a registration statement for at least 20% of the shares of the outstanding Registrable Securities, (such Holders, the "Initiating Holders") anticipated aggregate proceeds of which, net of underwriting discounts and commissions, would exceed $10,000,000, the Company shall:

                  (i) within ten days of the receipt by the Company of such
            notice, give written notice of the proposed registration, qualification or compliance to all other Holders; and

                  (ii) as soon as practicable use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company;

            provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 4.3:

                  (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                  (B) Prior to the date six (6) months following the effective date of the Company's first registered public offering of its stock, pursuant to a firm commitment underwritten offering;

                  (C) After the Company has effected four (4) such registrations pursuant to this Section 4.3(a) and such registrations have been declared or ordered effective and the securities offered thereunder have been sold;

                  (D) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 4.3 shall be deferred for a period not to exceed 90 days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company shall not exercise such right more than once in any twelve-month period; provided, further, that it shall be considered seriously detrimental to the Company and its stockholders for a registration statement to be filed in the near future if the Company shall be preparing in good faith to commence any offering at the time any such request by the Initiating Holders is made.

                  (E) If such Holders propose to dispose of shares of
            Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made under the provisions of Section 4.4 hereof.

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

            (b) Underwriting. If the Initiating Holders request a registration pursuant to this Section 4.3 for a registered public offering and intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.3 and the Company shall so advise the Holders as part of the notice given pursuant to Section 4.3(a)(i). In such event, the right of any Holder to registration pursuant to Section 4.3 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 4.3, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

      A registration statement filed pursuant to this Section 4.3 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account, (ii) shares of Common Stock held by officers or directors of the Company and (iii) shares of Common Stock held by persons who by virtue of agreements with the Company are entitled to include such shares in such registration (the "Other Shareholders"), in each case for sale in accordance with the method of disposition specified by the requesting Holders. If such registration shall be underwritten, the Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter of recognized national standing selected for such underwriting by the Company and reasonably acceptable to a majority of the Holders proposing to distribute their securities through such underwriting; provided, that, the Holders shall not be required to make any representation or warranty in the underwriting agreement in connection with such offering other than as to (i) their ownership and authority to transfer, free of liens, claims and encumbrances (other than those that arise under the terms of this Agreement) and
(ii) the accuracy and completeness of any information furnished by them for inclusion in the registration statement. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock held by officers or directors (other than Registrable Securities) of the Company or by Other Shareholders (other than Registrable Securities) and shares of Common Stock to be sold by the Company for its own account shall be excluded from such registration to the extent so required by such managing underwriter, and unless the Holders of such shares and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares held by the directors and officers and the Other Shareholders to the extent required by the managing underwriter, then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a further limitation of the number of Registrable Securities to be registered under this
Section 4.3, then Registrable Securities shall be excluded in such manner that the securities to be sold shall be allocated among the selling Holders pro rata based on their ownership of Registrable Securities. In any event all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities. No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

      If any Holder of Registrable Securities or Other Shareholder disapproves of the terms of the underwriting, such Holder or Other Shareholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration. All such withdrawn Registrable Securities and/or other securities shall remain subject to any agreements executed in connection with Section 4.11.

4.4.  REGISTRATION ON FORM S-3.

            (a) In addition to the rights provided in Sections 4.3 and 4.5, subject to a limit of one (1) registration hereunder in any six (6) month period, if at any time (i) any Holder or Holders of Registrable Securities request that the Company file a registration statement on Form S-3 or any comparable or successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting Holder or Holders, the reasonably anticipated aggregate price to the public of which would exceed US $5,000,000 and (ii) the Company is a registrant entitled to use Form S-3 or any comparable or successor form thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any comparable or successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice. Whenever the Company is required by this Section 4.4 to use its best efforts to effect the registration of Registrable Securities, each of the procedures and requirements set forth below, including but not limited to the requirement that the Company notify all Holders of Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering, shall apply to such registration.

            (b) The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Exchange Act in accordance with the provisions of that Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form.

            (c) Following receipt of any notice under this Section 4.4, the Company shall immediately notify all Holders of Registrable Securities from whom notice has not been received and such Holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the notice from requesting Holders described in paragraph (a) above, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other Holders within thirty
      (30) days after the receipt of such notice by such Holders). The Company shall be obligated to register the Registrable Securities pursuant to this
      Section 4.4 on four (4) occasions; provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities specified in notices received as aforesaid (except to the extent reduced by the managing underwriter, if any, pursuant to Section 4.4(e)), for sale in accordance with the method of disposition specified by the requesting Holders, shall have become effective.

            (d) If the Holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.4 and the Company shall include such information in the written notice referred to in paragraph (c) above. The right of any Holder to registration pursuant to this Section 4.4 shall be conditioned upon such Holder's agreeing to participate in such underwriting and to permit inclusion of such Holder's Registrable Securities in the underwriting; provided, that, the Holders shall not be required to make any representation or warranty in the underwriting agreement in connection with such offering other than as to (i) their ownership and authority to transfer, free of liens, claims and encumbrances (other than those that arise under the terms of this Agreement), and (ii) the accuracy and completeness of any information furnished by them for inclusion in the registration statement. If such method of disposition is an underwritten public offering, the Holders of at least a majority in interest of the shares of Registrable Securities to be sold in such offering may designate the managing underwriter of such offering, which managing underwriter shall be reasonably acceptable to the Company. A Holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

            (e) A registration statement filed pursuant to this Section 4.4 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account, (ii) shares of Common Stock held by officers or directors of the Company and (iii) shares of Common Stock held by persons who by virtue of agreements with the Company are entitled to include such shares in such registration (the "Other Shareholders"), in each case for sale in accordance with the method of disposition specified by the requesting Holders. If such registration shall be underwritten, the Company, such officers and directors and Other Shareholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to such officers, directors or Other Shareholders than the terms afforded the Holders of Registrable Securities. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock held by officers or directors (other than Registrable Securities) of the Company or by Other Shareholders (other than Registrable Securities) and shares of Common Stock to be sold by the Company for its own account shall be excluded from such registration to the extent so required by such managing underwriter, and unless the Holders of such shares and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares held by the directors and officers and the Other Shareholders to the extent required by the managing underwriter, then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a further limitation of the number of Registrable Securities to be registered under this Section 4.4, then Registrable Securities shall be excluded in such manner that the securities to be sold shall be allocated among the selling Holders pro rata based on their ownership of Registrable Securities. In any event all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities. No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

      If any Holder of Registrable Securities, officer, director or Other Shareholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such Holder, officer, director or Other Shareholder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration.

4.5. INCIDENTAL REGISTRATION. If the Company at any time (other than pursuant to Sections 4.3 and 4.4) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security Holders or both (except with respect to registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public) each such time it will promptly give written notice to all Holders of the Registrable Securities of its intention so to do. Upon the written request of any such Holder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any or all of its Registrable Securities, the Company will use its best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Holder (in accordance with its written request) of such Registrable Securities so registered. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders of Registrable Securities as a part of the written notice given pursuant to this Section 4.5. In such event the right of any Holder of Registrable Securities to registration pursuant to this Section 4.5 shall be conditioned upon such Holder's participation in such underwriting to the extent provided herein. All Holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company; provided, that, the Holders shall not be required to make any representation or warranty in the underwriting agreement in connection with such offering other than as to (i) their ownership and authority to transfer, free of liens, claims and encumbrances (other than those that arise under the terms of this Agreement), and (ii) the accuracy and completeness of any information furnished by them for inclusion in the registration statement. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities requested to be registered by such Holders; and third, to the Other Shareholders on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the initial public offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 4.4 without thereby incurring any liability to the Holders of Registrable Securities. If any Holder of Registrable Securities or Other Shareholder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

4.6. REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of Section 4.3, 4.4 or 4.5 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

            (a) prepare and file with the Commission a registration statement with respect to such securities including executing an undertaking to file post-effective amendments and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;

            (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

            (c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

            (d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

            (e) use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

            (f) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

            (g) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

            (h) if the offering is underwritten on a "best efforts" basis and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effects as reasonably may be requested by counsel for the underwriters and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

            (i) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

            (j) cooperate with the selling Holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriter may request at least two business days prior to any sale of Registrable Securities;

            (k) permit any Holder of Registrable Securities which Holder, in the sole and exclusive judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included; and

            (l) in connection with such registration, use reasonable efforts to cause the senior management of the Company to participate in any "road show" presentations to prospective investors for such period of time as is reasonably requested by the managing underwriters.

      For purposes of this Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or 180 days after the effective date thereof; provided, however, in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such 180 day-period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis; and provided, further, that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by
Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

      In connection with each registration hereunder, the sellers of Registrable Securities will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

4.7.  EXPENSES.

            (a) All expenses incurred by the Company in complying with Sections 4.3, 4.4 and 4.5, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and up to $150,000 in reasonable fees and disbursements of one counsel selected by a majority in interest of the sellers of Registrable Securities, but excluding any Selling Expenses, are called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called "Selling Expenses."

            (b) The Company will pay all Registration Expenses in connection with each registration statement under Sections 4.3, 4.4 and 4.5. All Selling Expenses in connection with each registration statement under
      Section 4.3, 4.4 or 4.5 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

4.8.  INDEMNIFICATION AND CONTRIBUTION.

            (a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, the Company will indemnify and hold harmless each Holder of Registrable Securities, its officers, directors and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder, officer, director, partner, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, and such officer, director and partner, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any such Holder, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

            (b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or
      (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (if and only to the extent that any such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement) and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred; provided, however, that the liability of such indemnifying party under this Section 4.8(b) shall be limited to the amount of the net proceeds received by such indemnifying party in the offering giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

            (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.8 and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.8 if and to the extent the indemnifying party is actually prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

            (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 4.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 4.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder on the other in connection with the matter that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Company and of the Holder will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder of Registrable Securities will be required to contribute any amount in excess of the net proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. Such Holders' obligations to contribute as provided in this Section 4.8(d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint. In addition, no person or entity shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person's or entity's consent, which consent shall not be unreasonably withheld.

            (e) The indemnities and obligations provided in this Section 4.8 shall survive the transfer of any Registrable Securities by such Holder.

4.9. CHANGES IN COMMON STOCK. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

4.10. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

            (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor rule);

            (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c) furnish to each Holder of Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 (or any successor rule), (ii) at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Securities without registration.

4.11. "MARKET STAND-OFF" AGREEMENT. Each of the Holders of Registrable Securities agrees, severally and not jointly, if reasonably requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder of Registrable Securities during a period not to exceed one hundred and eighty (180) days following the effective date of the Company's Initial Public Offering (or such additional period, not to exceed 17 days, as may be reasonably requested by the Company in order to permit the publication or distribution of a research report or make a public appearance concerning the Company prior to and after the expiration, waiver or termination of a lock-up agreement executed in connection with the Initial Public Offering), and to enter into an agreement to such effect; provided, that (y) all persons including Shares in such offering and (z) all of the Company's officers and directors and holders of at least 5% of the Company's Common Stock also enter into agreements to such effect. Nothing in this Section 4.11 shall require any Investor to make any factual representations other than the Investor's commitment not to sell or otherwise transfer or dispose of any capital stock of the Company as provided herein.

      The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

4.12. ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may be assigned (but only with all related obligations) by a Holder of Registrable Securities who is a Qualified Stockholder to a transferee or assignee of such securities who is not engaged in a business activity competitive with the Company (as reasonably determined by the Company's Board of Directors) and who, after such assignment or transfer, holds (i) at least one half of one percent (0.5%) of the shares of the Preferred Stock (and is, therefore, a Qualified Shareholder) (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalization events), (ii) who, after any such transfer, as a single entity, holds all Registrable Securities of the Company held by the transferring party immediately prior to such transfer, or (iii) who is an Affiliate, partner or member of such Holder, provided that in each of the foregoing cases the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and (ii) the transferee or assignee shall acknowledge in writing that the transferred or assigned Registrable Securities shall remain subject to this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 4.

4.13. LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. Except for any registration rights granted to the parties pursuant to this Agreement and for the registration rights that are both in effect as of the Effective Date and listed on Schedule 4.13 hereto, the Company shall not grant to any third party any registration rights senior to, or that conflict with, any of those contained herein, so long as any of the registration rights under this Agreement remains in effect; provided, however, that any additional entity may be added as an "Other Shareholder" solely for purposes of Section 4.5 and as a "Holder" solely for purposes of such provisions of Sections 4.6 thru 4.13 that such entity may agree to become subject as a result of its negotiations with the Company without an amendment to this Agreement upon the execution and delivery by such entity of a Joinder Agreement substantially in the form of Exhibit G attached hereto. The execution of any such Joinder Agreement(s) shall not constitute an amendment for purposes of Section 7.13 hereof.

5.    AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees that, from and after the date of the Initial Closing under the Subscription Agreement and thereafter so long as any Investor owns Preferred Stock or Registrable Securities, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe the following covenants and provisions as applicable to such Subsidiary.

5.1. FINANCIAL STATEMENTS; OTHER REPORTS. The Company will deliver to each Qualified Stockholder:

            (a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related statements of income and stockholders' equity and of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budget for such current year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied, and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company;

            (b) the Company shall use its best efforts to provide within 90 days, but in no event more than 120 days, after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company, including therein a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and statements of income and stockholders' equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized standing acceptable to the Qualified Stockholders;

            (c) promptly after sending or making available, and only to the extent available and requested in writing, such reports and financial statements as the Company shall send or make available to the management of the Company from time to time;

            (d) promptly upon receipt thereof, any written report submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants;

            (e) promptly after sending, making available, or filing the same, such reports and financial statements as the Company shall send or make available to the stockholders of the Company; and

            (f) as soon as available in the form approved by the Board of Directors, and in any event before the beginning of the fiscal year to which it applies, the annual budget and business plan of the Company.

      Neither the foregoing provisions of this Section nor any other provision of this Agreement shall be in limitation of any rights which a Qualified Stockholder may have with respect to the books and records of the Company and its Subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

5.2. STOCK DISPOSITION AGREEMENT. The Company and each employee, officer, director or consultant of the Company who hereafter acquires shares of the Company's capital stock from the Company, or any option or right to acquire shares of the Company's capital stock from the Company, shall enter into a stock disposition agreement, or similar agreement, in such form as approved by the Board of Directors, and with such amendments or modifications as may be entered into or effected with the approval of the Board of Directors.

5.3. CONFIDENTIALITY AND ASSIGNMENT OF INVENTION PROVISIONS. Other than as may be approved by the Board of Directors from time-to-time on a case-by-case basis, the Company shall require all officers, employees, contractors and consultants who may have access to Company Intellectual Property to execute and deliver an Inventions Agreement. The terms "Company Intellectual Property" and "Inventions Agreement" shall have the meanings assigned to such terms in the Subscription Agreement.

5.4. USE OF NAME. Except where required by law or regulation, the Company shall not use the name of any Investor in any press release or other public disclosure without the advance consent of the relevant Investor, such consent not to be unreasonably withheld or delayed. The foregoing notwithstanding, the previous sentence of this Section 5.3 shall not be interpreted to require the Company to obtain the advance consent of any Investor in order to identify to potential third party investors in a private offering in compliance with the Securities Act the fact that such Investor is an investor in the Company.

6.    PRIOR AGREEMENTS

By execution of this Agreement, the Company, each Series A and Series B Investor, Founder, Series C Purchaser, Series D Purchaser, Series E Purchaser and Series E-2 Purchaser agrees as follows:

            (a) the Fourth Amended Rights Agreement, Third Amended Rights Agreement, the Second Amended Rights Agreement, the Amended Rights Agreement, the Original Rights Agreement are hereby terminated and replaced in their entirety by this Fifth Amended and Restated Investor Rights Agreement; and

            (b) each Series A and Series B Investor, Series C Purchaser, Series D Purchaser and Series E Purchaser agrees and consents to waive any and all percentage maintenance rights with respect to the offer and sale by the Company of shares of its Series E-2 Stock to the Series E-2 Purchasers contemplated by the Subscription Agreement including, without limitation, such rights set forth in Section 2 "Percentage Maintenance Rights" of that certain Fourth Amended Rights Agreement.

7.    MISCELLANEOUS

7.1. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid; provided, however, that if the notice being provided under this Section 7.1 is to an address outside of the United States, such notice shall be sent using the methods specified in (ii) and/or (iii) above.

If to the Company:                  PTC Therapeutics, Inc.
                                    100 Corporate Court
                                    Middlesex Business Center
                                    South Plainfield, NJ  07080-2449
                                    Attn.:  Legal Dep't

With a copy to:                     Wilmer Cutler Pickering Hale and Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts  02109

                                    Attn:  David E. Redlick, Esq.
And an email copy to                legal@ptcbio.com

If to the Holders:                  To the addresses set forth on
                                    Exhibit A, Exhibit B, Exhibit C,
                                    Exhibit D, Exhibit E or
                                    Exhibit F attached hereto

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy, facsimile, or email transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or, in the case of international deliveries, two business days following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

7.2. ENTIRE AGREEMENT. This Agreement, together with those certain Stock Restriction Agreements by and between the Company and each of the Founders dated August 19, 1998, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including the Fourth Amended Rights Agreement, the Third Amended Rights Agreement, the Second Amended Rights Agreement, the Amended Rights Agreement and the Original Rights Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7.3. MODIFICATIONS AND AMENDMENTS. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company, Holders of at least sixty-six and two-thirds percent (66 2/3 %) of the outstanding shares of Preferred Stock, on an as-converted, fully-diluted basis (after giving effect to the issuance of the Series E-2 Stock pursuant to the Subscription Agreement); provided, that, (i) if any such amendment, modification or waiver adversely affects the interests of any Stockholder or group of Stockholders differently from the interests of any other Stockholder, such amendment, modification or waiver shall also require the written consent of such Stockholder or of a majority of such group of Stockholders, as the case may be; provided, however, that the determination of whether any Stockholder or group of Stockholders is affected differently shall be made without regard to the number of shares of Preferred Stock held by such Stockholder or group of Stockholders and (ii) no such amendment, modification or waiver shall impose any new or increased obligation on any Stockholder without the written agreement of the affected Stockholder. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

7.4. ASSIGNMENT. Except by operation of law, the rights and obligations of the Company under this Agreement may not be assigned by the Company without the prior written consent of at least a majority of the Holders of Registrable Securities, unless specifically permitted by the terms hereof. Any purported or attempted assignment in violation of this Section 7.4 shall be null and void.

7.5. BENEFIT. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

7.6. AGGREGATION OF STOCK. All shares held or acquired by affiliated entities or persons or successor entities of a Stockholder shall be aggregated together with the shares held by such Stockholder for the purposes of determining the availability of rights under this Agreement.

7.7. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

7.8. SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

7.9. INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

7.10. HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.11. ENFORCEMENT. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

7.12. NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.13. COUNTERPARTS. This Agreement may be executed by facsimile signature and in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.14. TERMINATION. The respective rights and obligations of the parties under the following provisions of this Agreement shall terminate upon the consummation of an Initial Public Offering: Section 1.1 (but only with respect to Shares acquired after the Initial Public Offering); Article 2; Article 3 and Article 5.

7.15. LEGAL REPRESENTATIONS OF THE PARTIES. Each Holder and Founder acknowledges that (i) Credit Suisse First Boston Equity Partners L.P. ("CSFB") retained Paul, Weiss, Rifkind, Wharton & Garrison LLP ("PWRW&G") to represent CSFB in connection with this Agreement, (ii) PWRW&G represents CSFB and any other Holder who has specifically retained PWRW&G in writing for representation with respect to this Agreement (CSFB and all such Holders, collectively, the "PWRW&G Clients") and (iii) no Holder, other than the PWRW&G Clients, nor any Founder has relied on PWRW&G for legal counsel in connection with the negotiation, preparation, execution, delivery or performance of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement or caused this Fifth Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                              PTC THERAPEUTICS, INC.

                                              By:   /S/ STUART W. PELTZ
                                                    -------------------
                                                    Name: Stuart W. Peltz
                                                    Title: President and CEO

                                              FOUNDERS

                                              By:   /S/ STUART W. PELTZ
                                                    -------------------
                                                    Stuart W. Peltz

                                              By:   /S/ ALLAN S. JACOBSON
                                                    ---------------------
                                                    Allan S. Jacobson

AGREED TO AND ACKNOWLEDGED BY:


/S/ DENISE BROUILLETTE JACOBSON
-------------------------------
Denise Brouillette Jacobson

[Investors Executed by Means of Omnibus Signature Pages or Stockholder Consents,
     the forms of which are attached hereto as Exhibit H-1and Exhibit H-2, respectively]